Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2004

Contacts:                         Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED FIRST QUARTER 2004 EARNINGS

HIGHLIGHTS

•    First quarter earnings of $5.2 million, up 16% from $4.4 million for 1st quarter 2003.

•    Highest first quarter earnings in Columbia’s history.

•    1st quarter earnings per diluted share of $0.38, up 15% from 1st quarter 2003.

•    ROE and ROA improve to 13.37% and 1.17%, respectively, in 1st quarter 2004.

•    Total loans increased $53.2 million, up 5% from 4th quarter 2003

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the first quarter 2004 of $5.2 million, up 16% from $4.4 million for the first quarter of 2003. For the same periods, earnings per share increased to $0.38 per diluted share, an increase of 15% from $0.33 per diluted share one year ago. Return on average assets and return on average equity for the first quarter 2004 were 1.17% and 13.37%, respectively, compared to 1.07% and 13.30%, respectively, for the first quarter of the prior year. First quarter 2004 earnings were impacted favorably by a lower provision for loan losses of $300,000, compared to $1.6 million for the first quarter of 2003, a decrease of 81%.

Melanie Dressel, President and Chief Executive Officer stated, “Our trend of improving earnings is a result of lower contributions to our loan loss allowance, as well as our commitment to exceptional customer service, which translates into expanded relationships and increased business. We have been able to manage our net interest margin through our growth in core deposits, consistently lowering our cost of funds.”

Ms. Dressel further noted, “I am also pleased to announce a subsequent event regarding the large credit that we reported had been moved to nonaccrual status during the fourth quarter of 2003. In early April, this $6.2 million loan was brought back into accrual status, reducing nonperforming loans by 49%.”

Ms. Dressel continued, “Columbia’s total loans for the first quarter reflected a $53.2 million increase, or 5%, from the fourth quarter of 2003, an encouraging development after nearly three years of soft loan demand. Our focus has been on increasing our share of the market by building full relationships with our customers, providing competitive products, a wide variety of delivery channels and striving to deliver the best possible service. In two independent surveys measuring customer satisfaction last year, Columbia Bank’s combined average score was 4.8 out of 5.0; the average for financial institutions is 4.2. We’re pleased that our customers view their experience with us as highly positive.”

“As part of our ongoing efforts to provide exceptional service and to increase market share, we have formed a new Equipment Finance division, scheduled to begin operations on May 1,” noted Ms. Dressel. “This department will offer commercial financing of equipment to businesses in the Northwest through a broker network and equipment vendor base and, in the near future, Columbia Bank branches. We were fortunate to hire a team very experienced in this line of business. We are excited about the potential to attract new businesses to the bank as well as meeting a need for our existing customers.”

At March 31, 2004, Columbia’s total assets were $1.80 billion, an increase of 3% from $1.74 billion at December 31, 2003. Total loans were $1.13 billion at March 31, 2004, up 5% from $1.08 billion at year-end 2003. Total deposits increased $58.8 million to $1.60 billion during the first quarter of 2004, an increase of 4% from December 31, 2003. Most of the growth occurred in core deposits.

First Quarter 2004 Operating Results

Net Interest Income

Net interest income increased $853,000, or 5%, in the first quarter 2004 compared to the first quarter 2003 due to a lower cost of funds and increased core deposits. The Company’s net interest margin decreased to 4.25% in the first quarter 2004, compared with 4.37% in the first quarter 2003.

The net interest margin was impacted by a 25 basis point decrease (a basis point equals 1/100 of 1%) in the prime rate at the end of the second quarter 2003. Ms. Dressel stated, “Our net interest margin, however, increased to 4.25% from the third and fourth quarter 2003 levels of 4.16%, a positive development in this challenging interest rate environment.”

Average interest-earning assets increased to $1.64 billion, or 8%, during the first quarter of 2004, compared with $1.52 billion at the end of the first quarter 2003. The yield on average interest-earning assets decreased 61 basis points to 5.30% at March 31, 2004, from 5.91% at March 31, 2003. Average interest-bearing liabilities increased 4% to $1.29 billion from $1.24 billion last year. The cost of average interest-bearing liabilities decreased 56 basis points to 1.32% in the first quarter of 2004, compared to 1.88% in the first quarter of 2003.

Noninterest income

Total noninterest income decreased $439,000, or 8%, from a year ago. The decrease in noninterest income during the first quarter of 2004 as compared to first quarter 2003 was due to fewer residential mortgage loan originations resulting from the expected effect of rising long-term interest rates. This lower revenue was partially offset by merchant services income as well as service charges and other fees resulting from the growth in core deposits.

Noninterest expense

Noninterest expense for the first quarter of 2004 was $14.3 million, an increase of 4.8% from $13.7 million for the same period in 2003. This increase was primarily due to increased employee taxes, health insurance, other employment benefit expenses, and volume-related merchant services processing expenses. Compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 required additional expenditures beginning during the first quarter of 2004, and these expenses are expected to continue for the remainder of the year.

The Company’s efficiency ratio was 63.36% for the first quarter 2004 compared with 61.84% for the same period in 2003. This increase was due to lower revenues from mortgage banking and increases in employment benefit expenses. Ms. Dressel noted, “We continue to challenge ourselves to operate more efficiently and achieve in the longer term an efficiency ratio below 60%, while still keeping in mind our core value of customer service.”

Nonperforming Assets and Loan Loss Provision

The Company made a loan loss provision of $300,000 for first quarter 2004, compared with $1.6 million for first quarter 2003. For the quarters ended March 31, 2004 and 2003, net loan charge-offs amounted to $603,000 and $1.5 million, respectively. As reported for the fourth quarter 2003, a large credit was moved to nonaccrual status as a result of adverse changes in the borrower’s financial condition. Subsequent to the first quarter ended March 31, 2004, this loan was brought back into accrual status in early April 2004, reducing nonperforming loans by $6.2 million, or 49%.

The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.76% at March 31, 2004 as compared to 1.88% at year-end 2003, due to a $53.2 million increase in loan balances. At quarter-end, the allowance for loan losses to nonperforming loans increased to 157% compared to 153% at December 31, 2003. Ms. Dressel said, “We are maintaining a conservative approach to credit quality and will continue to prudently add to our loan loss allowance to ensure we maintain adequate reserves as our loan totals grow.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia’s stock trades on the Nasdaq Stock MarketSM under the symbol COLB. Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 28, 2004 at the Best Western Hotel & Conference Center, 5700 Pacific Highway East, Fife, Washington.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Earnings
Net interest income	$16,872	$16,019
Provision for loan loss	300	1,600
Noninterest income	5,114	5,553
Noninterest expense	14,349	13,694
Net income	5,151	4,431

Per Share
Net income (basic)	$0.38	$0.33
Net income (diluted)	0.38	0.33

Averages
Total assets	$1,776,056	$1,673,047
Interest-earning assets	1,642,635	1,520,782
Loans	1,126,363	1,175,935
Securities	510,756	335,432
Deposits	1,559,141	1,448,203
Core deposits	1,108,794	956,909
Shareholders’ Equity	154,981	135,160

Financial Ratios
Return on average assets	1.17%	1.07%
Return on average equity	13.37	13.30
Net interest margin	4.25	4.37
Efficiency ratio (tax equivalent) (1)	63.36	61.84
Average equity to average assets	8.73	8.08

	March 31,		December 31
	2004	2003	2003
Period end
Total assets	$1,801,353	$1,758,587	$1,744,347
Loans	1,131,531	1,146,527	1,078,302
Allowance for loan losses	19,958	19,272	20,261
Securities	508,046	426,088	523,864
Deposits	1,603,378	1,489,039	1,544,626
Core deposits	1,147,246	1,006,121	1,098,237
Shareholders’ equity	163,016	137,594	150,372
Book value per share	12.02	10.32	11.19

Nonperforming assets
Nonaccrual loans	$12,715	$10,532	$13,255
Restructured loans		130
Personal property owned	635	836	691
Real estate owned	1,056	2,500	1,452

Total nonperforming assets	$14,406	$13,998	$15,398

Nonperforming loans to period-end loans	1.12%	0.93%	1.23%
Nonperforming assets to period-end assets	0.80%	0.80%	0.88%
Allowance for loan losses to period-end loans	1.76%	1.68%	1.88%
Allowance for loan losses to nonperforming loans	156.96%	180.75%	152.86%
Allowance for loan losses to nonperforming assets	138.54%	137.68%	131.58%
Net loan charge-offs	$603 (2)	$1,499 (3)	$1,760 (4)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.
(2)	For the three months ended March 31, 2004.
(3)	For the three months ended March 31, 2003.
(4)	For the twelve months ended December 31, 2003.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	Mar 31 2004	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003
Earnings
Net interest income	$16,872	$16,245	$15,489	$16,114	$16,019
Provision for loan loss	300		250	1,000	1,600
Noninterest income	5,114	5,464	6,032	5,735	5,553
Noninterest expense	14,349	13,931	14,291	14,044	13,694
Net income	5,151	5,431	4,895	4,765	4,431

Per Share
Net income [basic]	0.38	0.41	0.37	0.36	0.33
Net income [diluted]	0.38	0.40	0.36	0.35	0.33

Averages
Total assets	$1,776,056	$1,724,573	$1,676,192	$1,709,468	$1,673,047
Interest-earning assets	1,642,635	1,588,762	1,514,584	1,554,936	1,520,782
Loans	1,126,363	1,081,513	1,115,637	1,143,862	1,175,935
Securities	510,756	497,380	367,246	404,914	335,432
Deposits	1,559,141	1,532,063	1,496,116	1,455,247	1,448,203
Core deposits	1,108,794	1,082,843	1,044,124	982,948	956,909
Shareholders’ Equity	154,981	145,593	143,208	140,417	135,160

Financial Ratios
Return on average assets	1.17%	1.25%	1.16%	1.12%	1.07%
Return on average equity	13.37	14.80	13.56	13.61	13.30
Net interest margin	4.25	4.16	4.16	4.26	4.37
Efficiency ratio (tax equivalent)	63.36	62.84	64.36	62.43	61.84
Average equity to average assets	8.73	8.44	8.54	8.21	8.08

Period end
Total assets	$1,801,353	$1,744,347	$1,698,956	$1,724,798	$1,758,587
Loans	1,131,531	1,078,302	1,071,201	1,098,675	1,146,527
Allowance for loan losses	19,958	20,261	20,331	19,994	19,272
Securities	508,046	523,864	433,460	385,971	426,088
Deposits	1,603,378	1,544,626	1,518,844	1,542,387	1,489,039
Core deposits	1,147,246	1,098,237	1,070,216	1,079,879	1,006,121
Shareholders’ equity	163,016	150,372	144,528	144,871	137,594
Book value per share	12.02	11.19	10.79	10.82	10.32

Nonperforming assets
Nonaccrual loans	$12,715	$13,255	$6,806	$6,165	$10,532
Restructured loans				50	130
Personal property owned	635	691	700	769	836
Real estate owned	1,056	1,452	1,503	2,547	2,500

Total nonperforming assets	$14,406	$15,398	$9,009	$9,531	$13,998

Nonperforming loans to period-end loans	1.12%	1.23%	0.64%	0.57%	0.93%
Nonperforming assets to period-end assets	0.80%	0.88%	0.53%	0.55%	0.80%
Allowance for loan losses to period-end loans	1.76%	1.88%	1.90%	1.82%	1.68%
Allowance for loan losses to nonperforming loans	156.96%	152.86%	298.72%	321.71%	180.75%
Allowance for loan losses to nonperforming assets	138.54%	131.58%	225.67%	209.78%	137.68%
Net loan (recoveries) charge-offs	$603	$70	$(87)	$278	$1,499

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

	Three Months Ended March 31,
(Unaudited) (in thousands except per share)	2004	2003
Interest Income
Loans	$16,049	$18,612
Securities available for sale	5,039	3,097
Securities held to maturity	28	44
Deposits with banks	13	27

Total interest income	21,129	21,780

Interest Expense
Deposits	3,915	5,206
Federal Home Loan Bank advances	80	277
Long-term obligations	262	278

Total interest expense	4,257	5,761

Net Interest Income	16,872	16,019
Provision for loan losses	300	1,600

Net interest income after provision for loan losses	16,572	14,419

Noninterest Income
Service charges and other fees	2,527	2,395
Mortgage banking	503	1,081
Merchant services fees	1,562	1,291
Loss on sale of investment securities, net	(6)
Bank owned life insurance (BOLI)	250	398
Other	278	388

Total noninterest income	5,114	5,553

Noninterest Expense
Compensation and employee benefits	7,786	7,172
Occupancy	2,086	2,187
Merchant processing	652	496
Advertising and promotion	271	507
Data processing	515	449
Legal & professional services	628	514
Taxes, licenses & fees	384	450
Net cost (gain) of other real estate owned	12	(5)
Other	2,015	1,924

Total noninterest expense	14,349	13,694

Income before income taxes	7,337	6,278
Provision for income taxes	2,186	1,847

Net Income	$5,151	$4,431

Net income per common share:
Basic	$0.38	$0.33
Diluted	0.38	0.33
Dividends paid per common share	$0.05
Average number of common shares outstanding	13,473	13,304
Average number of diluted common shares outstanding	13,706	13,415

CONSOLIDATED CONDENSED BALANCE SHEETS Columbia Banking System, Inc. (Unaudited) (in thousands)			March 31, 2004	December 31, 2003
Assets
Cash and due from banks			$46,889	$49,685
Interest-earning deposits with banks			21,189	949

Total cash and cash equivalents			68,078	50,634

Securities available for sale at fair value (amortized cost of $484,681 and $509,989 respectively)			493,516	509,200
Securities held to maturity (fair value of $4,510 and $4,708 respectively)			4,353	4,548
Federal Home Loan Bank stock			10,177	10,116
Loans held for sale			15,738	10,640
Loans, net of unearned income of ($2,461) and ($2,437) respectively			1,131,531	1,078,302
Less: allowance for loan losses			19,958	20,261

Loans, net			1,111,573	1,058,041

Interest receivable			7,378	6,640
Premises and equipment, net			50,007	50,692
Real estate owned			1,056	1,452
Other			39,477	42,384

Total Assets			$1,801,353	$1,744,347

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$326,818	$317,721
Interest-bearing			1,276,560	1,226,905

Total deposits			1,603,378	1,544,626

Federal Home Loan Bank advances				16,500
Other borrowings			1,000
Long-term subordinated debt			22,196	22,180
Other liabilities			11,763	10,669

Total liabilities			1,638,337	1,593,975

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding
Common stock (no par value)	March 31, 2004	December 31, 2003
Authorized shares	60,032	60,032
Issued and outstanding	13,557	13,433	114,584	112,675
Retained earnings			42,689	38,210
Accumulated other comprehensive income —
Unrealized gains (losses) on securities available for sale, net of tax			5,743	(513)

Total shareholders’ equity			163,016	150,372

Total Liabilities and Shareholders’ Equity			$1,801,353	$1,744,347